Exhibit 10.14

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”) is made and effective as of the November 1, 2004 (“Effective Date”) by and between NCR Corporation, a Maryland corporation, having a principal place of business at 1700 S. Patterson Blvd., Dayton, Ohio 45479 (hereinafter “NCR”), and VeriFone, Inc., a California corporation having a principal place of business at 2099 Gateway Place, Suite 600, San Jose, CA 95110-1093, (hereinafter “VeriFone”).

RECITALS

WHEREAS, NCR (defined below) is the owner of certain intellectual property described by the NCR Patents (defined below); and

WHEREAS, VeriFone (defined below) is, and has been, in the business of providing products and/or services relating to electronic signature capture; and the NCR Patents relate to methods, apparatus, and systems for providing signature capture; and

WHEREAS, VeriFone desires to obtain a fee-bearing license under the NCR Patents for selling Signature Capture Terminals (defined below) to all its customers; and

WHEREAS, NCR desires to grant VeriFone a non-exclusive license to the NCR Patents; and

WHEREAS VeriFone and NCR desire to minimize accountancy effort by agreeing to a fixed price for each model of Signature Capture Terminal that VeriFone sells or intends to sell, where the fixed prices will be used as the basis of fee calculations;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1                                 “Affiliate” shall mean any corporate entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another corporate entity.

1.2                                 “Agreed Selling Price” or “ASP” shall mean: (i) two hundred and ninety (290) U.S. dollars for each Omni 7000 (or its successor model) Signature Capture Terminal sold; (ii) four hundred (400) U.S. dollars for each Omni 7100 (or its successor model) Signature Capture Terminal sold; and (iii) four hundred and twenty five (425) U.S. dollars for each color display Signature Capture Terminal sold.  The ASP numbers provided in the preceding sentence shall be effective for

2004 and 2005, but shall be subject to a discount of five (5%) percent each subsequent year as set forth in Schedule 1, appended hereto and incorporated herein by reference.

1.3                                 “Attorneys’ Fees” shall mean the full and actual costs and expenses of any legal services actually rendered in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as defined by any statute or rule of court.

1.4                                 “License Fee” shall mean a quarterly payment for all Licensed Products sold during that quarter, where the License Fee is calculated as set out in Schedule 1, net of any Licensed Products returned for cash refund or credit by a customer.

1.5                                 “Licensed Products” shall mean (i) the Omni 7000 (or its successor model) Signature Capture Terminal; (ii) the Omni 7100 (or its successor model) Signature Capture Terminal; and (iii) any color display Signature Capture Terminal, and any Signature Capture Terminal that is not included in either category (i) or (ii) above.  Licensed Products are only those products that are sold in the United States, Germany, France, or the United Kingdom.

1.6                                 (a) “NCR” shall mean NCR Corporation and any of its subsidiaries, Affiliates and/or divisions.

(b) “VeriFone” shall mean VeriFone, Inc. and any of its subsidiaries, Affiliates and/or divisions.

1.7                                 “NCR Patents” shall mean U.S. Patent Number 6,539,363 and its Progeny (defined below).

1.8                                 “Non-Asserted Patents” shall mean all patents issued to or licensed by NCR (to which NCR has the right to sublicense without obligating NCR to further payments to the patent holder) worldwide during the term of this Agreement except for the NCR Patents.

1.9                                 “Progeny” when describing a patent shall refer to any parents, divisionals, continuations, continuations-in-part, reexaminations, reissues and foreign counterparts of such patent.

1.10                           “Proprietary Information” means technical, licensing and/or business information that is or has been disclosed to the receiving party by the disclosing party, whether orally, or in written or other tangible form.  Proprietary Information includes without limitation: research reports, information relating to products or manufacturing capabilities, costs, profits, sales, lists of customers, computer programs, business methods, and plans for future developments.  This Agreement and the terms hereof shall be considered Proprietary Information.  Proprietary Information does not include, and no obligation is imposed on, information which:

(a)                                  is already in or subsequently enters the public domain through no fault of the receiving party;

(b)                                 is supplied by the disclosing party to a third party without a duty of confidentiality to the disclosing party;

(c)                                  is known to the receiving party or is in its possession (as shown by tangible evidence) prior to receipt from the disclosing party;

(d)                                 is disclosed pursuant to the order or requirements of a governmental administrative agency or other governmental body provided that such disclosure is pursuant to a protective order and the disclosing party has been notified of such a disclosure request in advance.

1.11                           “Signature Capture Terminal” shall mean any products that include an electronic detector to record any type of electronic signature, handwritten mark, handwritten data entry, and/or handwritten data capture, and includes Signature Capture Terminals.

1.12                           “sold”, when referring to a product, shall mean product for which an invoice or other request for payment has been issued.

1.13                           “VeriFone Patents” shall mean all patents issued to or licensed by VeriFone (to which VeriFone has the right to sublicense without obligating VeriFone to further payments to the patent holder) worldwide during the term of this Agreement.

Article 2

LICENSE GRANT

2.1                                 NCR hereby grants to VeriFone, and VeriFone hereby accepts upon the terms and conditions hereinafter specified, a non-exclusive, irrevocable (except as set forth in Article 9), worldwide, non-transferable (except as set forth in Section 13.6), fee-bearing license under the NCR Patents during the term of this Agreement to use, make, have made, sell, offer to sell and import any product or service covered by the NCR Patents without the right to sublicense.  VeriFone acknowledges and agrees that NCR expressly reserves all rights to the NCR Patents, other than the licenses and rights expressly granted to VeriFone pursuant to this Article 2. Notwithstanding the foregoing, however, nothing herein shall be construed as providing a license to the NCR Patents to third party users of products (including, but not limited to, software) that are distributed, sold, or licensed by VeriFone, except for the implied license accompanying the purchase of a Licensed Product for which a fee has been paid by VeriFone to NCR.

2.2                                 VeriFone further acknowledges and agrees that NCR’s reserved rights include without limitation the right to further license the NCR Patents to VeriFone’s direct competitors.  VeriFone acknowledges and agrees that the license and rights to the NCR Patents granted to VeriFone pursuant to this Agreement are not transferable or assignable by VeriFone to any other individual or entity and expressly excludes the right to make any sublicense of any of the licenses and rights granted to VeriFone under this Agreement except as set forth in Section 13.6.

2.3                                 Nothing contained herein shall be construed as granting a license to VeriFone under any other intellectual property right of NCR, tangible or intangible, including without limitation, copyrights, trademarks and trade secrets, except as specifically set forth herein.

2.4                                 Both parties agree that this Agreement, including its existence and its terms and conditions, will be subject to all evidentiary privileges (including but not limited to FRE 408) applying to compromises or offers to compromise and will not be admitted in any lawsuit, arbitration, or other litigation, except litigation regarding a breach of this Agreement or a litigation in which the scope of this Agreement is at issue, and that neither party will use this Agreement, including its existence and its terms and conditions, as evidence in such litigation, whether or not such information is publicly known or available.

Article 3

MARKING

3.1                                 To the extent that VeriFone manufactures a physical product that is sold under license granted from this Agreement for one or more NCR Patents including system or apparatus claims, VeriFone agrees to mark such products manufactured by it, or on its behalf, with the phrase “This product was produced under the following United States patents and their foreign equivalents:” immediately followed by a comma delimited list of United States patent numbers of the issued NCR Patents and the phrase “and patents pending,” if appropriate.

Article 4

RELEASES

4.1                                 Subject to VeriFone satisfying its obligations specified in Article 5 below for at least one calendar year, NCR and its Affiliates hereby release and forever discharge VeriFone from any and all claims, liens, demands, causes of action, obligations, losses, damages, and liabilities, known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, that they have had in the past or now have under any of the NCR Patents based on or arising out of the making, having made, use, sale, offering for sale or importing of any products or services by VeriFone prior to and including the Effective Date in the United States and its territories and possessions, or in any foreign country in which the NCR Patents are in effect.

4.2                                 VeriFone and its Affiliates hereby release and forever discharge NCR from any and all claims, liens, demands, causes of action, obligations, losses, damages, and liabilities, known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, that they have had in the past or now have relating to the NCR Patents and the licensing thereof, or to the VeriFone Patents based on or arising out of the making, having made, use, sale, offering for sale or importing of any products or services by NCR prior to and including the Effective Dates in the United States and its territories and possessions, or in any foreign country in which the VeriFone Patents are in effect.

Article 5

CONSIDERATION

5.1                                 VeriFone shall pay to NCR a License Fee each quarter during the term of this Agreement.

5.2                                 Each License Fee shall be paid within fifteen (15) calendar days of the end of the quarter for which the License Fee is due.  For the purposes of this Agreement, the four quarters are: December 1 to February 28, March 1 to May 31, June 1 to August 31, and September 1 to November 30.  The first payment shall be payable on December 15 and, as an exception, shall only relate to Licensed Products sold during November 2004.  In the event that two different rates apply during one quarter, the higher rate shall prevail and shall be applied to all the Licensed Products sold during that quarter.

5.3                                 The License Fee payments shall not be suspended during any period when the validity of any of the NCR Patents is challenged.

5.5                                 The License Fee payments, or any portions thereof, paid hereunder are not refundable, even if the NCR Patents are subsequently determined to be invalid, not infringed, or unenforceable.

5.6                                 Notwithstanding any provision to the contrary contained in this Agreement, neither party shall enter into any transaction with any Affiliate that would circumvent its monetary or other obligations of this Agreement.

Article 6

PAYMENTS

6.1                                 All payments made by VeriFone to NCR are to be effected by transfer of U.S. Dollars to NCR as stated in Section 6.2 or to such other place or bank account which NCR may otherwise herein, or otherwise by written notice, designate.  Interest shall accrue on any payment that is not paid when due as provided herein at the lesser of (i) the rate of one and one-half (1.5%) percent per month, compounded quarterly, or (ii) the highest rate per month permitted by applicable law.

6.2                                 All payments due shall be made without deduction of taxes, assessments, or other charges of any kind that may be imposed by any government or any political subdivision thereof with respect to any amounts payable pursuant to this Agreement.  Absent advance written notice delivered by NCR or otherwise agreed in writing by the parties, payments hereunder shall be made to NCR by wire transfer to:

For the benefit of NCR Corp.

Chase Manhattan Bank

4 New York Plaza, New York, NY 10004-2413

ABA #021000021

Bank Account Name:  NCR Domestic

Account No. 9102711091

or to such other bank accounts, and allocated in such percentages as NCR or its designee may from time to time designate in writing.

Article 7

REPORTING OF LICENSE FEE PAYMENTS

7.1                                 After execution of this Agreement, within fifteen (15) calendar days of the end of each quarter, VeriFone shall provide a written report, certified as to its correctness, to NCR, indicating the quantity of Licensed Products sold during the quarter including the quantity of each Licensed Product model, namely

(i) the quantity of Omni 7000 (or its successor) models sold,

(ii) the quantity of Omni 7100 (or its successor) models sold,

(iii) the quantity of color display Signature Capture Terminals, or other Signature Capture Terminals, sold.

The report shall be accompanied by payment of the License Fee computed thereon in accordance with the relevant entries from Schedule 1.

7.2                                 VeriFone agrees to make a similar written termination report to NCR within thirty (30) calendar days after the date of any termination by VeriFone of the license received by VeriFone under this Agreement, and within thirty (30) calendar days after expiration or termination of this Agreement howsoever arising.  The report shall cover all sales of Licensed Products which were previously unreported to NCR and shall be accompanied by payment of a License Fee computed thereon.

7.3                                 VeriFone shall retain for a period of three (3) years after making a License Fee report, the records, files, and books of account prepared in the normal course of business, which contain data reasonably required for the computation and verification of the amounts to be paid and the information to be given in such report. VeriFone shall permit the inspection, with reasonable advance notice and at reasonable times during normal business hours, of such records, files, and books of account by a certified public accountant to which VeriFone has no reasonable objection. Said auditor shall be permitted to inspect such records, files, and books and VeriFone shall give said auditor such other information as may be necessary and proper to enable the amounts of payments payable hereunder to be accurately ascertained. Such inspection shall be at NCR’s expense unless it is determined by said auditor that the License Fee payments paid to NCR are deficient in excess of five percent (5%), in which case such inspection shall be paid by VeriFone and VeriFone, in addition to any other remedy provided NCR by law or by this Agreement, agrees and is hereby bound to pay NCR an amount equal to one hundred ten percent (110%) of that which VeriFone has failed to report or pay, with interest as described in Article 6 above calculated from the date each License Fee accrued to the date of payment under this Article. Neither NCR nor said auditor shall disclose to anyone, directly or indirectly, any of the information which they obtain as a result of any such inspection; provided, however, that such information may be disclosed in connection with litigation or proceedings among the parties, or in connection with any statement filed with the Securities and Exchange Commission, the Internal Revenue Service, or other governmental agencies pursuant to any subpoena or judicial process or where otherwise required by law. NCR shall be entitled to receive only the results and conclusions of the auditor, and shall not be entitled to receive the raw data and materials on which those results and conclusions are based. NCR shall maintain in strict confidence and safeguard to the best of its ability any proprietary or confidential information it may receive as a result of such audits and shall not at any time disclose such information to others. Any payments due under this Section shall be due and payable sixty (60) days following notice from NCR of such failure, breach or default.

Article 8

COVENANT NOT TO ASSERT AND WAIVER

8.1                                 NCR, on behalf of itself and its successors, assigns and its Affiliates, agrees that with respect to any Non-Asserted Patents, during the term of this Agreement, NCR will not assert such Non-Asserted Patents against VeriFone, directly or indirectly, for any claim of infringement based on the use, making, having made, sale, offer for sale, importing or distribution of any apparatus or product or of any method or service, except: making or having made Automated Teller Machines (ATMs); making or having made self-checkout systems, making or having made Point of Sale systems incorporating a cash drawer; making or having made printer cartridges, printer ribbons, printer paper, receipt/check paper, paper business forms, making or having made data warehouse systems or parts thereof, making or having made semiconductors, and use, making, having made, sale, offer for sale, importing or distribution of apparatus related to medical/pharmaceutical waste.  Notwithstanding the foregoing, however, this covenant not to assert shall not apply to third party users of products (including, but not limited to, software) that are distributed, sold, or licensed by VeriFone. This covenant shall run with the NCR Patents and shall terminate with this Agreement.

This NCR covenant not to assert includes an irrevocable present grant of immunity that will run with the Non-Asserted Patents and shall continue until termination of this Agreement.  Conditioned on VeriFone making the payments as set forth in Article 5, NCR, on behalf of itself, its successors, assigns and its Affiliates, irrevocably agrees that NCR, its successors, assigns and its Affiliates do hereby waive, and at all times in the future shall waive, any and all claims to damages, license fees, royalties and any other form of payment based upon activities by VeriFone, directly or indirectly, which are covered by the scope of the NCR covenant not to assert (which is described in the preceding paragraph) and which occur or accrue before termination of this Agreement.

8.2                                 VeriFone, on behalf of itself and its successors, assigns and its Affiliates, agrees that with respect to any VeriFone Patents, during the term of this Agreement, VeriFone will not assert such VeriFone Patents against NCR, directly or indirectly, for any claim of infringement based on the use, making, having made, sale, offer for sale, importing or distribution of any apparatus or product, or of any method or service implemented or used by NCR.  This covenant shall run with the VeriFone Patents and shall terminate with this Agreement.

This VeriFone covenant not to assert includes an irrevocable present grant of immunity that will run with the VeriFone Patents and shall continue until termination of this Agreement.  VeriFone, on behalf of itself, its successors, assigns and its Affiliates, irrevocably agrees that VeriFone, its successors, assigns and its Affiliates do hereby waive, and at all times in the future shall waive, any and all claims to damages, license fees, royalties and any other form of payment based upon activities by NCR, directly or indirectly, which are covered by the scope of the VeriFone covenant not to assert (which is described in the preceding paragraph) and which occur or accrue before termination of this Agreement.

Article 9

TERMINATION

9.1                                 Unless otherwise terminated as provided in this Article, this Agreement shall remain in force and effect until January 10, 2011, and shall thereupon terminate.

9.2                                 NCR may terminate this Agreement upon written notice to VeriFone if:

(a)                                  VeriFone remains in default in making any payment, purchase or report required under this Agreement for a period of sixty (60) days after written notice of such default or failure is given by NCR to VeriFone.  In such event, NCR shall be entitled to terminate this Agreement upon notice to VeriFone, unless a genuine and good faith dispute exists as to the amount due and any amounts not in dispute are timely paid.

(b)                                 Prior to VeriFone satisfying its obligations under Article 5, VeriFone (i) ceases conducting business in the normal course, (ii) becomes insolvent, (iii) makes a general assignment for the benefit of creditors, (iv) suffers or permits the appointment of a receiver for its business or assets, (v) avails itself of or becomes subject to any proceeding under the applicable bankruptcy law or any other statute of any state or country relating to insolvency or the protection of rights of creditors, or (vi) receives any order for the compulsory liquidation of VeriFone made by any court.

(c)                                  VeriFone initiates a patent infringement action or suit against NCR in violation of section 8.2 above.

9.3                                 Any termination of this Agreement shall not relieve VeriFone of liability for any payments accrued or owed by VeriFone to NCR under this Agreement prior to the effective date of such termination subject to the provisions of Section 9.5(a).

9.4                                 Unless otherwise specified herein, if either NCR or VeriFone shall default in any material manner and in any material way in their performance of any of the material terms and provisions of this Agreement to be performed by it, and such default shall not be cured within sixty (60) days after written notice of such default is given by the non-defaulting party to the defaulting party, then at any time after the expiration of such sixty (60) days, the non-defaulting party may give written notice to the defaulting party of its election to terminate this Agreement.  Thereupon, this Agreement shall terminate on the date specified in such notice, which shall not be less than thirty (30) days following the receipt of such last mentioned notice.  Such right of termination shall not be exclusive of any other legal or equitable remedies or means of redress to which the non-defaulting party may be lawfully entitled, it being intended that all such remedies be cumulative.

9.5                                 Except where the contrary is specifically indicated, any termination of this Agreement shall be without prejudice to the following rights and obligations which shall survive any termination to the degree necessary to permit their complete fulfillment or discharge.

(a)                                  NCR’s right to receive or recover and VeriFone’s obligation to pay the License Fee payments, and any applicable interest accrued or accruable for payment at the time of any termination.

(b)                                 Any cause of action or claim of either party accrued or to accrue, because of any breach or default by the other party.

(c)                                  Either party’s obligation to indemnify the other party as provided in Article 12 hereof.

Article 10

CONFIDENTIALITY

10.1                           The receiving party will treat and safeguard Proprietary Information of the other party with the same standard of care (but at least a reasonable standard of care) that the receiving party employs for its own Proprietary Information and shall not, without the prior written approval of the disclosing party, (a) disclose any Proprietary Information to a third party except financial and legal consultants or advisors who agree in writing to not further disclose such information and have a need to know such information to perform their services, (b) use Proprietary Information in any way for the benefit of any third parties, and/or (c) use Proprietary Information in any way other than for the purposes of this Agreement.

The receiving party will limit access to Proprietary Information to only those employees who have a need to know of such Proprietary Information in order to accomplish the purposes of this Agreement and who are aware of and have agreed to respect the relevant provisions of this Agreement, or third parties who have first executed a confidentiality agreement protecting against disclosure of such Proprietary Information.

10.2                           All Proprietary Information, unless otherwise specified in writing, shall remain the property of the disclosing party, and shall be promptly returned to the disclosing party at its request or destroyed after the receiving party’s need for it has expired, and in any event, upon termination of this Agreement.

10.3                           All duties of confidentiality shall extend until three (3) years after the date of disclosure by the disclosing party.

10.4                           If disclosure of this Agreement, any of the terms hereof or other Proprietary Information is required by applicable law, rule, or regulation, or is compelled by a court or governmental agency, authority, or body:  (i) the parties shall use all legitimate and legal means reasonably available to minimize the disclosure to third parties of the content of the Agreement, including without limitation seeking a confidential treatment request or protective order; (ii) the disclosing party shall inform the other party at least ten (10) business days (i.e., not a Saturday, Sunday or a day on which banks are not open for business in the geographic area in which the non-disclosing party’s principal office is located) in advance of the disclosure, or immediately upon becoming aware of such requirement, if less; and (iii) the disclosing party shall give the other party a reasonable opportunity to review and comment upon the disclosure, and any request for confidential treatment or a protective order pertaining thereto, prior to making such disclosure.

10.5                           Because of the unique and proprietary nature of the Proprietary Information, it is understood and agreed that either party’s remedies at law for a breach by the other party of its obligations under Article 10 will be inadequate and that the non-breaching party shall, in the event of any such breach, be entitled to equitable relief (including without limitation preliminary and permanent injunctive relief, without a requirement for a bond, and specific performance) in addition to all other remedies provided under this Agreement or available to such party at law.

Article 11

REPRESENTATIONS; DISCLAIMER; LIMITATION OF LIABILITY

11.1                           Except as set forth herein, NCR makes no express or implied warranty or representation with respect to the NCR Patents and the Non-Asserted Patents, including without limitation any warranty or representation regarding the usefulness, merchantability, functional effectiveness, safety, performance or fitness for any particular use of any products or services covered by the license granted hereunder.

11.2                           EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 12, IN NO EVENT SHALL NCR OR VERIFONE BE LIABLE FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED IN CONNECTION WITH THIS AGREEMENT OR THE LICENSES GRANTED HEREUNDER.

11.3                           No representation or warranty is made by NCR that any product or service manufactured, used, sold or otherwise disposed of by VeriFone under this Agreement will not infringe directly, contributorily or by inducement under the laws of the United States or any foreign country, any patent or other intellectual property right owned or controlled by any third party and NCR shall not be liable either directly or as an indemnitor of VeriFone as a consequence of any infringement of any such third party patents.

11.4                           NCR makes no express or implied warranty or representation as to the scope or validity of the NCR Patents.

11.5                           NCR represents and warrants that it is the sole exclusive owner of the NCR Patents.

11.6                           Each party represents and warrants (a) that it has the full power to enter into this Agreement; (b) that it has not entered into and shall not enter into any agreement with another party that is inconsistent or in conflict with this Agreement in any respect.

11.7                           Each party further represents and warrants that in executing this Agreement, it does not rely on any promises, inducements, or representations made by any party or third party with respect to this Agreement or any other business dealings with any party or third party, now or in the future.

11.8                           Each party represents and warrants that it is not presently the subject of a voluntary or involuntary petition in bankruptcy or the equivalent thereof, does not presently contemplate filing any such voluntary petition, and does not presently have reason to believe that such an involuntary petition will be filed against it.

11.9                           Other than the express warranties of this Article, there are no other warranties, express or implied or statutory.

Article 12

INDEMNIFICATION

12.1                           VeriFone agrees to indemnify and hold NCR and, its officers, directors, shareholders, employees, agents, and representatives (each an “NCR Indemnified Party”) harmless at all times from, against and in respect of any and all actions, suits, losses, costs, liabilities, claims, damages or any other expenses of any character or nature, including, but not limited to reasonable investigation and Attorneys’ Fees, arising as a result of or in connection with any third party claim caused by or arising from (i) any misrepresentation, breach of warranty or non-fulfillment of any warranty, representation, covenant or agreement on the part of VeriFone, and/or (ii) VeriFone’s manufacture, use or sale of products or services under the NCR Patents other than for breach of NCR’s representations in Section 11.6, provided (i) NCR gives written notice of any claim to VeriFone; (ii) at VeriFone’s expense, the relevant NCR Indemnified Party provides any assistance which VeriFone may reasonably request for the defense of the claim, and (iii) VeriFone has the right to control of the defense of the claim, provided, however, that the relevant NCR Indemnified Party shall have the right to participate in, but not control, any litigation for which indemnification is sought with counsel of its own choosing, at its own expense.

12.2                           NCR agrees to indemnify, defend and hold VeriFone, and its officers, directors, shareholders, employees, agents, and representatives (each a “VeriFone Indemnified Party”) harmless from and against any and all actions, suits, damages, claims, losses, costs, liabilities and expenses (including reasonable Attorneys’ Fees), arising as a result of or in connection with any third party claim caused by or arising from NCR’s breach of any of the representations or warranties of NCR in Section 11.6 herein provided: (i) the relevant VeriFone Indemnified Party promptly gives written notice of any claim to NCR; (ii) at NCR’s expense, the relevant VeriFone Indemnified Party provides any assistance that NCR may reasonably request for the defense of the claim; and (iii) NCR has the right to control of the defense or Patent License of the claim, provided, however, that the relevant VeriFone Indemnified Party shall have the right to participate in, but not control, any litigation for which indemnification is sought with counsel of its own choosing, at its own expense.

Article 13

MISCELLANEOUS

13.1                         Governing Law and Venue.  This Agreement and the rights of NCR and of VeriFone hereunder shall be interpreted, governed, construed, applied and enforced in accordance with the laws (without regard to principles of conflict of law matters) of the State of New York or the United States of America, as applicable, regardless of (i) where this Agreement is executed or delivered; or (ii) where any performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) the nationality, citizenship, domicile, principal place of business, or jurisdiction or organization or domestication of NCR or VeriFone; or (v) whether the laws of a forum of applicable jurisdiction otherwise would apply the laws of a jurisdiction other than the State of New York or the United States of America, as applicable; or (vi) any combination of the foregoing.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to any transactions under this Agreement.  Subject to the arbitration provisions in Section 13.15 of the Agreement, any party filing suit against the other hereunder hereby submits to jurisdiction as follows:  (i) the appropriate state or federal courts in Ohio, in the event that NCR is the non-filing party, or (ii) the appropriate state or federal court in California, in the event that VeriFone is the non-filing party.

13.2                           Notice.  Any notice or request required or permitted to be given under or in connection with this Agreement or the subject matter hereof shall be in writing and shall be deemed to have been sufficiently given when sent by registered air mail or overnight courier, postage or charges prepaid and address as follows:

If to NCR:	If to VeriFone:
Attn: General Counsel,	Attn: General Counsel
NCR Corp.	VeriFone, Inc.
1700 S. Patterson Blvd.	2099 Gateway Place
2455 Augustine Drive	Suite 600
Dayton, OH 45479	San Jose, CA 95110-1093

The date of receipt shall be deemed to be the date when such notice or request has been given.  Any party may give written notice of a change of address; and after notice of such change has been received, any notice or request shall thereafter be given to such party as provided above at such changed address.

13.3                           Independent Contractors.  NCR and VeriFone are strictly independent contractors and shall so represent themselves to all third parties.  Except as otherwise provided for herein, neither party has the right to bind the other in any manner whatsoever and nothing in this Agreement shall be interpreted to make either party the agent or legal representative of the other or to make the parties joint venturers.

13.4                           Recitals, Section Headings and Singular/Plural Terms.  The recitals to this Agreement are incorporated herein by this reference Singular terms shall be construed as plural, and vice versa, where the context requires.  Article and Section headings are a matter of convenience and shall not be considered part of this Agreement.

13.5                           Severability/Invalidity.  If any provision of this Agreement shall be held to be invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction, such holding shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or of rendering any other provision in this Agreement as being invalid, inoperative, illegal or unenforceable.  This Agreement shall be construed as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein.  The parties shall substitute for the defective provision a valid, operative and enforceable provision which most closely approximates the economic effect and intent of the defective provision.

13.6                         Assignment.  This Agreement may, at any time, upon prior written notice to VeriFone but without VeriFone’s consent, be assigned by NCR without such assignment operating to terminate, impair or in any way change any obligations or rights which NCR would have had, or any of the obligations or rights which VeriFone would have had, if such assignment had not occurred, unless there exists a license between VeriFone and the assignee, the scope of which covers the subject of this Agreement.  Should such a license agreement exist, said license agreement shall control the relationship between VeriFone and the assignee.  Regardless of the existences of such license agreement from and after the making of any such assignment by NCR, the assignee shall be substituted for NCR as a party hereto, and thus be subject to NCR’s obligations and undertakings herein.  In the event that the assignment is to a competitor of VeriFone, NCR will continue to receive the reports required by Article 7 made by VeriFone on a confidential basis and will not reveal the contents thereof to the assignee.

This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of all parties, but no purported assignment or transfer by VeriFone of this Agreement or any part thereof shall have any force or validity whatsoever, except, unless and until approved in writing by NCR, such approval not to be unreasonably withheld, conditioned or delayed, except in the case of the sale of all or substantially all of the business assets of VeriFone, in which case this Agreement may be assigned along with such assets without the prior approval of NCR provided, however, that the license shall (a) only apply to VeriFone’s products, services, offerings and lines of business as they existed one hundred eighty days prior to such disposition/combination; (b) be limited to covering such products, services, offerings and lines of business to the extent of the annual revenue volume achieved by VeriFone from its products, services, offerings and lines of business for the calendar year immediately preceding such disposition/combination, plus not more than fifteen percent (15%) annual revenue growth for each year during the License Period thereafter; (c) not apply to any pre-existing operations, products, services and offerings conducted by such third party assignee.  It shall be deemed reasonable hereunder to withhold such approval, inter alia, in the case of any attempted assignment or transfer to a competitor of NCR.  Any purported conveyance or other attempt by Verifone to confer or extend the benefits and privileges of this Agreement to any third party shall be void and ineffective.

13.7                           No Construction Against Drafter.  If an ambiguity or question of intent arises with respect to any provision of this Agreement, the Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement.

13.8                         Registration.  If the terms of this Agreement are such as to require or make it appropriate that the Agreement or any part thereof be registered with or reported to a national or supranational agency of any area in which VeriFone will do business under the Agreement, VeriFone will, within thirty (30) days of the effective date of the Agreement, and at VeriFone’s expense, undertake such registration or report.  Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by VeriFone to NCR.

13.9                           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

13.10                     Facsimile Original.  Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

13.11                     Publicity.  Except to the extent necessary to implement the terms of this Agreement or as expressly set forth in this paragraph below, all terms herein shall be kept confidential in accordance with Article 10 of this Agreement.  Notwithstanding the foregoing and Article 10 hereof, (A) after the first payment is made hereunder or on January 1, 2005, whichever occurs first, VeriFone agrees to issue a press release announcing that VeriFone has licensed the NCR Patents, wherein said press release is to be approved by NCR in advance of issuing said press release, (B) either or both parties may disclose such to the extent required for legal, accounting, insurance, auditing, SEC disclosure and tax purposes, and (C) NCR may for purposes of other patent license negotiations, patent infringement litigation or patent license/infringement discussions in which NCR is involved, disclose (a) the existence of this Agreement, and (b) its general terms, including aggregate dollar value, provided that with respect to (b) the party to whom the general terms are to be disclosed has executed a confidentiality agreement with NCR or otherwise has agreed to keep such terms confidential and use such only for such purposes. VeriFone acknowledges that the general terms as described in subsection (b) above may be disclosed by providing a copy of this Agreement pursuant to the confidentiality agreement. Both parties shall refrain from any press releases or other publicity reflecting negatively on the other related to this Agreement, the negotiations leading up to this Agreement, the NCR Patents or the technology of the other.

13.12.                  Export Controls.  VeriFone shall comply with all export laws, restrictions, national security controls and regulations of the United States, and all other applicable foreign agencies and authorities, and shall not export or re-export any products or technical data or any copy, portions or direct product thereof (i) in violation of any such restrictions, laws, or regulation, (ii) without all required authorization into Cuba, Libya, North Korea, Iran, Iraq, or Rwanda or any other Group D:1 or E:2 country (or to a national or resident thereof); specified in the then current Supplement No. 1 to part 740 of the U.S. Export Administration Regulations (or any successor supplement or regulations) or (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders.  VeriFone shall, at its own expense, obtain all necessary customs, import, or other governmental authorizations and approvals.  This paragraph shall survive termination of this Agreement.

13.13                     Entire Understanding.  This instrument contains the entire understanding and the entire and only agreement between the parties and supersedes all pre-existing agreements between them respecting its subject matter.  Any representation, promise, or condition in connection with such subject matter which is not expressly incorporated in this Agreement shall not be binding upon either party.  No modification, renewal, extension, waiver, and no termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver or termination is sought, unless made in writing and signed on behalf of such party by one of its executive officers.  As used herein, the word “termination” includes any and all means of bringing to an end prior to its expiration by its own terms this Agreement, or any provision thereof, whether by release, discharge, abandonment, or otherwise.

13.14                     Exclusivity.  This Agreement is not exclusive.  Either Party may enter into negotiations or agreements with any third parties concerning the subject matter hereof, without any accounting or liability to any other party, other than as expressly provided for herein.

13.15                     Dispute Resolution; Arbitration.  Any dispute regarding this Agreement shall be resolved as specified in this Section 13.15.  Upon the written request of either party, each party will appoint a designated representative who shall negotiate in good faith to attempt to resolve such dispute.  If the representatives do not resolve the dispute within thirty (30) days after the date a party requested the appointment of representatives, then a party may initiate arbitration or court proceeding, as applicable, pursuant to this Section 13.15.

Any disputes arising from or related to this Agreement that concern any payments or reports due hereunder, the breach of VeriFone’s covenants in Section 4.2 and the provisions of Articles 9, 11, 12, and 13 shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association, as applicable, as in effect on the date of initiation of arbitration.  With respect to any dispute arising other than as set forth above, either party may file suit in accordance with the provisions of Section 13.1.  Nothing in this Section 13.15 shall bar either party’s right to obtain injunctive relief or other equitable remedies against threatened or actual conduct that will cause it loss or damage in accordance with the provisions of Section 13.1.  Any disputes arising from or related to this Agreement shall be settled by arbitration in accordance with the Patent Arbitration and/or Commercial Arbitration rules of the American Arbitration Association, as applicable, as in effect on the date of initiation of arbitration proceedings shall be confidential, conducted in the English language and shall take place in the jurisdiction in which the non-initiating party maintains its principal place of business.

Judgment Final.  Any award rendered by an Arbitrator will be final and binding upon the parties.  Any judgment on the award may be entered in and enforced by any court having jurisdiction and shall be final and legally binding.

Fees and Expenses.  The fees of the arbitrators and the expenses incident to the arbitration proceedings shall be borne equally by the parties to such arbitration.  All other expenses shall be borne by the party incurring such expenses.

13.16                     Survival.  Sections 4.1, 4.2 and 9.5 and Articles 10 (Confidentiality), 11 (Representations; Disclaimer; Limitation of Liability), 12 (Indemnification), 13 (Miscellaneous) and any other parties’ other obligations which by their nature extend beyond termination shall survive termination and remain fully effective.

13.17                     No Waiver.  No failure or delay to act upon any default or to exercise any right, power or remedy hereunder will operate as a waiver of any such default, right, power or remedy.

13.18                     Language.  The English language form of this Agreement shall control and determine its interpretation.

13.19                     Currency.  All payments specified by this agreement shall be made in United States currency.

13.20                     Bankruptcy.  The parties acknowledge and agree that this Agreement is a contract under which NCR is a licensor of intellectual property as provided in Section 365(n) of title 11, United States Code (the “Bankruptcy Code”).  NCR acknowledges that if NCR, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code (the “Bankruptcy Trustee”), rejects this Agreement, VeriFone may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code.  Upon written request of VeriFone to NCR or the Bankruptcy Trustee, NCR or such Bankruptcy Trustee will not interfere with the rights of VeriFone as provided in this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their respective duly authorized officers or representatives.

NCR Corporation		VeriFone, Inc.

By:	/s/ Greg Egan	By:	/s/ Barry Zwarenstein

Print:	Greg Egan	Print:	Barry Zwarenstein

Title:	VP Software	Title:	Chief Financial Officer

Date:	1/14/05	Date:	10/15/04